Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 28, 2023

QuantumScape Corporation

1730 Technology Drive

San Jose, California 95110

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Quantumscape Corporation, a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $400,000,000 of shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share, pursuant to the Company’s registration statement on Form S-3 (File No. 333-266419), filed on July 29, 2022 and declared effective by the Securities and Exchange Commission (the “Commission”) on August 10, 2022 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to separate Distribution Agreements (each a “Distribution Agreement” and together the “Distribution Agreements”) dated as of the date hereof by and between the Company and J.P. Morgan Securities LLC, Cowen and Company, LLC, Deutsche Bank Securities Inc. and UBS Securities LLC (each a “Sales Agent” and together the “Sales Agents”).

We have examined copies of the Distribution Agreements, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Distribution Agreements, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof for incorporation by reference into the Registration Statement.

AUSTIN        BEIJING        BOSTON         BOULDER        BRUSSELS        HONG KONG        LONDON        LOS ANGELES        NEW YORK        PALO ALTO

SALT LAKE CITY        SAN DIEGO        SAN FRANCISCO        SEATTLE        SHANGHAI        WASHINGTON, DC        WILMINGTON, DE

Quantumscape Corporation

February 28, 2023

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation